EXHIBIT 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Barry A. Rothman

Visual Data Corporation

954-917-6655

brothman@vdat.com

      Visual Data Reports Fiscal 2004 Third Quarter Results Pompano Beach, FL - August 17, 2004 - Visual Data Corporation (Nasdaq: VDAT), a business services provider that specializes in webcasting, digital asset management and audio and video transport and collaboration services, today announced its financial results for the third quarter ended June 30, 2004.

Third Quarter Financial Results Highlights:

      o Revenue: Revenue increased 13% to approximately $2.1 million for the third quarter ended June 30, 2004, from approximately $1.9 million for the third quarter ended June 30, 2003.

      o EBITDA (earnings before interest, taxes, depreciation and amortization) (EBITDA Loss): The EBITDA loss increased to approximately $687,000 for the third quarter ended June 30, 2004, compared to EBITDA of approximately $53,000 for the comparable quarter in the prior year. Included in the EBITDA loss for the quarter ended June 30, 2004 is approximately $448,000 of non-cash expenses and charges.

      o Net Loss: Net loss was approximately $1,207,000, or $.26 per share, for the third quarter ended June 30, 2004, an increase of 62% compared to approximately $743,000, or $.30 per share for the comparable quarter in the prior year.

      o Gross Margin: Gross margin decreased slightly to 64% for the third quarter ended June 30, 2004, down from 65% for the comparable quarter in the prior year.

Third Quarter Ended June 30, 2004 Financial Results Summary

For the third quarter ended June 30, 2004, revenue increased 13% to $2,141,405 from $1,896,740 for the third quarter ended June 30, 2003. The Company incurred a net loss of $1,207,252, or $.26 per share, for the third quarter ended June 30, 2004, compared to a net loss of $742,554, or $.30 per share during the third quarter ended June 30, 2003.

The Company incurred an EBITDA loss during the third quarter of fiscal 2004 of approximately $687,000, compared to EBITDA of approximately $53,000 during the comparable quarter in the prior year. The increased EBITDA loss during the recently ended third quarter was primarily attributed to an increase in professional fees and other expense. Professional fees include non-cash expenses resulting from the issuance of shares of stock, options and warrants of approximately $227,000 for the quarter ended June 30, 2004, compared to approximately $95,000 for the quarter ended June 30, 2003. Other expense, excluding interest expense or income increased approximately $518,000. Included in Other Income and Expense are non-cash costs including settlements of obligations, allocation of losses from Onstream Media, inventory reserves and write-offs and gains or losses on the disposal of fixed assets. The total non-cash costs included in other expense for the quarter ended June 30, 2004 was approximately $222,000.

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

"The increase in revenue during the recently ended third quarter as compared to the third quarter of fiscal 2003 and the preceding first two quarters of fiscal 2004 was due to sales of the Company's new digital asset management services," said Randy Selman, president and Chief Executive Officer of Visual Data. "This new service, which was deployed during the second quarter of fiscal 2004 following the Company's purchase of processing and distribution software and other assets from Virage, Inc., contributed approximately $417,000 to our total revenues for the quarter ending June 30, 2004. This increase was partially offset by reduced revenues from our Webcasting Group as a result of a decrease in total events, most notably in the lower-priced, audio-only segment. We have been able to significantly offset this erosion in event production by focusing on building sales in the higher per-event priced product segment that capitalizes on our proprietary feature set, including slides, chat, polling and streaming video solutions, as opposed to the lower-priced audio-only segment. Looking ahead, we expect the growth of our higher end service offering, coupled with future growth in our digital asset management services, will enable us to grow our revenue base in coming quarters."

About Visual Data Corporation

Visual Data Corporation (http://www.vdat.com) is a business services provider, specializing in meeting the webcasting and digital asset management needs of corporations, government agencies and a wide range of organizations, as well as providing audio and video transport and collaboration services for the entertainment, advertising and public relations industries. Visual Data signed a merger agreement with privately held Onstream Media Corporation to acquire the remaining 72% of Onstream Media that Visual Data does not presently own.

This press release contains forward-looking statements, some of which may relate to Visual Data Corporation, and which involve numerous risks and uncertainties. Actual results, performance or achievements could differ materially from those anticipated in such forward looking statements as a result of certain factors, including those set forth in Visual Data Corporation's filings with the Securities and Exchange Commission.

                            (financial tables follow)


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

COMPARATIVE OPERATING HIGHLIGHTS

                                   (UNAUDITED)

                                                             For the Three Months Ended June 30,
                                                             -----------------------------------
                                                               2004                         2003
                                                               ----                         ----
Revenue                                                 $      2,141,405              $     1,896,740
                                                        ================              ===============

Net Loss                                                $    ( 1,207,252)             $     ( 742,554)
                                                        ================              ===============

Net Loss per common share                                   $     ( 0.26)                 $    ( 0.30)

Weighted average shares outstanding                            4,561,621                    2,472,218

(Rounded in thousands)
Net Loss                                               $      ( 1,207,000)            $    ( 743,000)
Interest expense, net                                             187,000                    322,000
Depreciation and amortization expense                             333,000                    474,000
                                                       ------------------             --------------
EBITDA (Loss)                                          $        ( 687,000)            $       53,000
                                                       ------------------             --------------

                                                             For the Nine Months Ended June 30,
                                                             ----------------------------------

                                                               2004                         2003
                                                               ----                         ----

Revenue                                                 $      5,603,963              $     5,413,545
                                                        ================              ===============

Net Loss                                                $    ( 2,661,882)             $   ( 2,992,677)
                                                        ================              ===============

Net Loss per common share                               $         ( 0.63)             $        ( 1.33)

Weighted average shares outstanding                            4,230,258                2,248,048

(Rounded in thousands)
Net Loss                                               $      ( 2,662,000)            $  ( 2,993,000)
Interest expense, net                                             490,000                    740,000
Depreciation and amortization expense                           1,067,000                  1,536,000
                                                       ------------------             --------------
EBITDA (Loss)                                          $      ( 1,105,000)            $    ( 717,000)
                                                       ------------------             --------------

The Company provides information to the investors on an EBITDA basis. EBITDA is a useful measure of operating performance before impact of investing and financing transactions, making comparisons between the Company's earning power more meaningful and providing consistent period over period comparisons of the Company's performance. In addition, the Company uses this non-GAAP financial measure internally to measure its ongoing business performance

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